Exhibit 10.3(c)

CORSAIR GAMING, INC.

2020 INCENTIVE AWARD PLAN

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Corsair Gaming, Inc., a Delaware corporation, (the “Company”), pursuant to its 2020 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of restricted stock units (“Restricted Stock Units” or “RSUs”). Each vested Restricted Stock Unit represents the right to receive, in accordance with the Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), one share of Common Stock (“Share”). This award of Restricted Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference, including all exhibits and attachments thereto. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Total Number of RSUs:	[_____________]
Vesting Commencement Date:	[_____________]
Vesting Schedule:	[_____________]
Termination:	If the Participant experiences a Termination of Service, all RSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

CORSAIR GAMING, INC.:	PARTICIPANT:

PARTICIPANT:

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Unit Award Agreement (this “Agreement”) is attached, Corsair Gaming, Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of restricted stock units (“Restricted Stock Units” or “RSUs”) set forth in the Grant Notice under the Company’s 2020 Incentive Award Plan, as amended from time to time (the “Plan”). Each Restricted Stock Unit represents the right to receive one share of Common Stock (a “Share”) upon vesting. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1 Incorporation of Terms of Plan. The RSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. If the Non-U.S. Provisions (as defined in Article 3) apply to Participant, in the event of a conflict between the terms of this Agreement or the Plan and the Non-U.S. Provisions, the terms of the Non-U.S. Provisions shall control.

ARTICLE II.

GRANT OF RESTRICTED STOCK UNITS

2.1 Grant of RSUs. Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of RSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2 Unsecured Obligation to RSUs. Unless and until the RSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such RSUs. Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3 Vesting Schedule. Subject to Section 2.5 hereof, the RSUs shall vest and become nonforfeitable with respect to the applicable portion thereof according to the vesting schedule set forth in the Grant Notice (rounding down to the nearest whole Share).

2.4 Consideration to the Company. In consideration of the grant of the award of RSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5 Forfeiture, Termination and Cancellation upon Termination of Service. Notwithstanding any contrary provision of this Agreement or the Plan, upon the Participant’s Termination of Service for any or no reason, all Restricted Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the RSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

2.6 Issuance of Common Stock upon Vesting.

(a) As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2.3 hereof, but in no event later than thirty (30) days after such vesting date (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of RSUs subject to this Award that vest on the applicable vesting date. Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.7 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b) As set forth in Section 10.5 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable foreign, federal, state and local taxes and/or social security, social insurance or national insurance contributions required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units. The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all foreign, federal, state and local taxes and/or social security, social insurance or national insurance contributions applicable to the taxable income of the Participant resulting from the grant or vesting of the Restricted Stock Units or the issuance of Shares.

2.7 Conditions to Delivery of Shares. The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.4 of the Plan.

2.8 Rights as Stockholder. The holder of the RSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the RSUs and any Shares underlying the RSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Article IX of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1 Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the RSUs.

3.2 RSUs Not Transferable. The RSUs shall be subject to the restrictions on transferability set forth in Section 10.1 of the Plan.

3.3 Tax Consultation. The Participant understands that the Participant may suffer adverse tax consequences in connection with the RSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto). The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the RSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4 Binding Agreement. Subject to the limitation on the transferability of the RSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5 Adjustments Upon Specified Events. The Administrator may accelerate the vesting of the RSUs in such circumstances as it, in its sole discretion, may determine. The Participant acknowledges that the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Article IX of the Plan.

3.6 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service (or any similar foreign entity).

3.7 Participant’s Representations. If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9 Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10 Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11 Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of the Participant.

3.12 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the RSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14 Not a Contract of Service Relationship. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time (unless otherwise required by applicable law or any service agreement by and between Participant and Participant’s employer).

3.15 Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto, if any) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

3.16 Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.17 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to RSUs, as and when payable hereunder.

3.18 Data Privacy. Without limiting any other provisions of this Agreement, Section 11.8 (“Data Privacy”) of the Plan is hereby incorporated into this Agreement as if first set forth herein. If Participant resides in the UK or the European Union, the Company and its Subsidiaries and affiliates will hold, collect and otherwise process certain data as set out in the applicable company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

3.19 Special Provisions for RSUs Granted to Participants Outside the U.S. If Participant performs services for the Company outside of the United States, the RSUs shall be subject to the special provisions, if any, for Participant’s country of residence, as set forth in Exhibit A-1 (the “Non-U.S. Provisions”). If Participant relocates to one of the countries included in the Non-U.S. Provisions during the life of the Award, the special provisions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Company reserves the right to impose other requirements on the RSUs and the Shares issuable upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

3.20 Acknowledgment of Nature of Plan and RSUs. In accepting the RSUs, Participant acknowledges that:

(a) for labor law purposes, the RSUs and the Shares subject to the RSUs are an extraordinary item that does not constitute wages of any kind for services of any kind rendered to the Company or to Participant’s service entity, and the award of the RSUs is outside the scope of Participant’s service contract, if any;

(b) for labor law purposes, the RSUs and the Shares subject to the RSUs are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Participant’s employer, its parent, or any Subsidiary or affiliate of the Company;

(c) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(d) neither the RSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any subsidiary or affiliate;

(e) the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(f) the value of the Shares acquired upon vesting of the RSUs may increase or decrease in value.

*     *     *     *     *

EXHIBIT A-1

TO RESTRICTED STOCK UNIT AWARD AGREEMENT

SPECIAL PROVISIONS FOR PARTICIPANTS OUTSIDE THE UNITED STATES

This Exhibit A-1 (this “Appendix”) includes special terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to those set forth in the Restricted Stock Unit Award Agreement (the “Agreement”) and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail. Any capitalized term used in this Exhibit A-1 without definition shall have the meaning ascribed to such term in the Plan or the Agreement, as applicable.

This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of June 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time RSUs vest or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

CANADA

Terms and Conditions

The following provisions will apply to Participants who are resident in Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, including this Appendix, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir souhaité expressément que la convention («Agreement »), ainsi que cette Annexe, ainsi que tous les documents, les notices et la documentation juridique fournis ou mis en œuvre ou institués directement ou indirectement, relativement aux présentes, soient rédigés en anglais.

FRANCE

Securities Law. This offer does not require a prospectus to be submitted for approval to the Autorité des Marchés Financiers (“AMF”). Participant may take part in the offer solely for his or her own account and any financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code. The information provided to Participant in this Agreement, the Plan or other documents supplied to Participant in connection with the offer to Participant of the RSUs are provided as factual information only and as such is not intended to induce Participant to accept to enter into this Agreement. Any such information does not give or purport to give any indication of the likely future financial success

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or performance of the Company and historical financial information gives no indication of future financial performance. The RSUs are not intended to qualify for any favorable tax and social security treatment in France. Should Participant be in any doubt as to the contents of the offer of the RSUs or what course of action to take in relation to the offer, Participant is recommended to immediately seek his or her own personal financial advice from his or her stockbroker, bank manager, solicitor, accountant or other independent financial advisor duly authorized by the competent authorities or bodies.

Exchange Control Information. Participant must declare to the customs and excise authorities any cash and securities the Participant imports or exports without the use of a financial institution when the value of such cash or securities exceeds a certain amount. Participant should consult with Participant’s professional advisor. In addition, if the Participant is a French resident, the Participant may hold stock outside France provided Participant declares all foreign bank and brokerage accounts on an annual basis (including the accounts that were open and those that were closed during the tax year) on a specific form in Participant’s income tax return.

French Language Provision. By signing and returning this Agreement, Participant confirms having read and understood the documents relating to the Plan which were provided to Participant in English language. The Participant accepts the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for Participant. In addition, Participant must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis. Finally, Participant must report on an annual basis if Participant holds Shares that exceed 10% of the total voting capital of the Company.

HONG KONG

The following Sections shall be added as Section 3.21 through 3.23 of the Agreement:

3.21 Warning. The Shares issued in settlement of RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees, consultants and non-employee directors of the Company, its parent, subsidiary or affiliate. The Agreement, including this Appendix, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of each eligible employee, consultant and non-employee director of Participant’s employer, the Company, its parent or any subsidiary or affiliate and may not be distributed to any other person. If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

3.22 Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

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3.23 Privacy. The processing of a Participant’s personal data shall be handled in such a manner as to comply with the Section 33 of the Hong Kong Personal Data (Privacy) Ordinance.

INDIA

Definitions. Notwithstanding the provisions of the Plan or the Agreement, the following definitions will have the meaning given to them for RSUs granted to Employees resident in India.

“Employee” means any person permanently employed by the Company or any Indian Subsidiary of the Company or a director, whether whole-time or not, of the Company or any Indian Subsidiary of the Company, within the meaning of the Employees’ Stock Option Plan or Scheme Guidelines issued by the Ministry of Finance of the Government of India on October 11, 2001. The term “Employee,” however, will not include an individual who is a Promoter (or belongs to the Promoter Group) or a director of the Company or any Indian Subsidiary of the Company who either by himself/herself or through his/her Relative or through a corporate entity, holds, directly or indirectly, more than 10% of the equity of the Company.

“Relative” means immediate relative, namely one’s spouse, parent, brother, sister or child of the person or spouse.

“FEMA” means the Foreign Exchange Management Act, 1999 of India, the rules and regulations notified thereunder and any amendments thereto. The restrictions under FEMA, as referred to in this Agreement and as existing on the effective date of the Appendix, will be read to include the amendments made to FEMA subsequent to the effective date of the Appendix and will be deemed to have always included such amendments.

“Indian Subsidiary” means [Indian Subsidiary name] for so long as the holding-subsidiary relationship exists between the Company and [Indian Subsidiary name], as per the provisions of Section 4 of the Indian Companies Act, 1956.

“Promoter” the person or persons who are in over-all control of the Indian Subsidiary, who are instrumental in the formation of the Indian Subsidiary or program pursuant to which the shares were offered to the public, or the person or persons named in the offer document as promoter(s), provided that a director or officer of the Indian Subsidiary, if he is acting as such only in his professional capacity, will not be deemed to be a Promoter. Where a Promoter of the Indian Subsidiary is a body corporate, the promoters of that body corporate will also be deemed to be Promoters of the Indian Subsidiary.

“Promoter Group” means a Relative of the Promoter, persons whose shareholding is aggregated for the purpose of disclosing in the offer document “shareholding of the promoter group.

All references to “Service Providers” in the Agreement and the Plan will refer only to Employees and the service of Employees only.

The following supplements the last paragraph of the Grant Notice:

Notwithstanding the provisions of the Plan, RSUs in the form of Shares granted to residents of India may only be granted to Employees who are, on the date of grant, “resident” in India in accordance with the provisions of FEMA and satisfy the provisions in FEMA regarding eligibility, as applicable.

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The following supplements Section 3.18 of the Agreement:

In addition, if the Indian Subsidiary has 100 or more employees, then the Indian Industrial Employment (Standing Order) Act of 1946 applies, which requires that employees, including Participant, have rights of access to Data.

The following Sections are added as Sections 3.21 through 3.24 of the Agreement:

3.21 Foreign Assets Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares related to the RSUs held outside India) in his or her annual tax return. It is Participant’s responsibility to comply with this reporting obligation and Participant should consult with his or her personal tax advisor in this regard.

3.22 Exchange Control Information. Regardless of the method of exercise used to purchase the Shares, Participant understands that Participant must repatriate any proceeds from the sale of Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt. Participant must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or Participant’s employer requests proof of repatriation.

3.23 Tax Information. The amount subject to tax at exercise may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible or obtain valuations more frequently than required under Indian tax law.

3.24 Currency Exchange Rates. Except as otherwise determined by the Administrator, all monetary values under this Agreement including, without limitation, the Fair Market Value per Share and the Exercise Price shall be stated in U.S. Dollars. Any changes or fluctuations in the exchange rate at which amounts paid by Participant in currencies other than U.S. Dollars are converted into U.S. Dollars or amounts paid to Participant in U.S. Dollars are converted into currencies other than U.S. Dollars shall be borne solely by Participant.

POLAND

The following Section is added as Section 3.21 of the Agreement:

3.21 Exchange Control Information. If Participant holds foreign securities (including Shares) and maintain accounts abroad, Participant may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds €10,000, Participant must file reports on the transactions and balances of the accounts on a quarterly basis by the 20th day of the month following the end of each quarter and an annual report by no later than January 30 of the following calendar year. Such reports are filed on special forms available on the website of the National Bank of Poland.

[SLOVENIA]

[To Come.]

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SOUTH KOREA

Notifications

Exchange Control Information. Korean residents who realize US$500,000 or more from the sale of Shares or the receipt of dividends in a single transaction are required to repatriate the proceeds to Korea within three years of the sale or receipt.

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).

SWEDEN

There are no country specific provisions.

TAIWAN

The following provisions are added as Sections 3.21 through 3.25, respectively, of the Agreement:

3.21 Participant should be aware that the tax consequences in connection with the grant of the RSUs and the disposition of the Shares vary from country to country and are subject to change from time to time and understand that Participant may suffer adverse tax consequences as a result of the grant of the RSUs and Participant’s disposition of the Shares. PARTICIPANT SHOULD CONSULT A TAX ATTORNEY OR ADVISOR. PARTICIPANT REPRESENTS THAT PARTICIPANT IS NOT RELYING ON THE COMPANY AND/OR ITS AFFILIATES FOR ANY TAX ADVICE.

3.22 Participant fully understands that the offer of the RSUs has not been and will not be registered with or approved by the Financial Supervisory Commission of the Republic of China pursuant to relevant securities laws and regulations and the Option may not be offered or sold within the Republic of China through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Law of the Republic of China that requires a registration or approval of the Financial Supervisory Commission of the Republic of China.

3.23 Participant acknowledges and agrees that he or she may be required to do certain acts and/or execute certain documents in connection with the grant of the RSUs and the disposition of the Shares, including but not limited to obtaining foreign exchange approval for remittance of funds and other governmental approvals within the Republic of China. Participant shall pay his/her own costs and expenses with respect to any event concerning a holder of the RSUs, or Shares issued thereby, arising as a result of the Plan.

3.24 Participant acknowledges that any agreement in connection with the RSUs is between Participant and the Company, and that Participant’s local employer is not a party to such agreements.

3.25 Exchange Control Information. A Participant that is Taiwan resident (those who are over 20 years of age and holding a Republic of China citizen’s ID Card, Taiwan Resident Certificate or an Alien Resident Certificate that is valid for a period no less than one year) may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Participant must submit a foreign exchange transaction form and also provide supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank.

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If the transaction amount is US$500,000 or more, Participant may be required to provide additional supporting documentation (including the contracts for such transaction, approval letter, etc.) to the satisfaction of the remitting bank. Participant acknowledges that Participant is advised to consult Participant’s personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Definitions

The phrases “termination of service” or “termination of employment” as used in the Plan and the Agreement shall mean the Participant’s Termination of Employment. For this purpose, “Termination of Employment” means the time when the employee-employer relationship between the Participant and the Company or any subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where there is a simultaneous reemployment or continuing employment of the Participant by the Company or any subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a particular leave of absence constitutes a Termination of Employment.

Participants

The Agreement as amended pursuant to this Exhibit A-1 forms the rules of the employee share scheme applicable to the United Kingdom-based Participants of the Company and any Subsidiaries. Only employees of the Company or any subsidiary are eligible to be granted RSUs or be issued Shares under the Agreement. Other service providers (including consultants or non-employee directors) who are not employees are not eligible to receive RSUs under the Agreement in the United Kingdom. Accordingly, all references in the Agreement to the Participant’s service or termination of service shall be interpreted as references to the Participant’s employment or Termination of Employment.

The following provision shall be added to the Agreement:

Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee of the Company or any of its subsidiaries and the grant of the RSUs does not form part of the Participant’s entitlement to remuneration or benefits in terms of his employment with the Company or any subsidiary.

Terms and Conditions

Special Tax Consequences.

(a) Participant agrees to indemnify and keep indemnified the Company, any subsidiary and the Participant’s employer (the “Employer”), if different, from and against any liability for or obligation to pay any Tax Liability (a “Tax Liability” being any liability for income tax, withholding tax and any other employment related taxes, employee’s national insurance contributions or employer’s national insurance contributions or equivalent social security contributions in any jurisdiction) that is attributable to (1) the grant or settlement of, or any benefit derived by the Participant from, the RSUs, (2) the Participant’s acquisition of Shares upon settlement of the RSUs, or (3) the disposal of any Shares.

(b) The RSUs cannot be settled until the Participant has made such arrangements as the Company may require for the satisfaction of any Tax Liability that may arise in connection with the vesting and settlement of the RSUs and/or the Participant’s acquisition of the Shares. The Company shall not be required to issue, allot or transfer Shares until the Participant has satisfied this obligation.

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(c) At the discretion of the Company, the RSUs cannot be settled until the Participant has entered into an election with the Company or the Employer (as appropriate) in a form approved by the Company and Her Majesty’s Revenue & Customs (a “Joint Election”) under which any liability of the Company and/or the Employer for Employer’s national insurance contributions arising in respect of the granting, vesting, settlement of or other dealing in the RSUs, or the acquisition of Shares on the settlement of the RSUs, is transferred to and met by the Participant.

Tax and National Insurance Contributions Acknowledgment. The Participant agrees that if the Participant does not pay or the Employer or the Company does not withhold from the Participant, the full amount of all taxes applicable to the taxable income resulting from the grant of the RSUs, the vesting of the RSUs, or the issuance of Shares (the “Tax-Related Items”) that Participant owes due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) by 90 days after the end of the tax year in which the Taxable Event occurred, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective 90 days after the end of the tax year in which the Taxable Event occurred. The Participant agrees that the loan will bear interest at the HMRC’s official rate and will be immediately due and repayable by the Participant, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Employer, by withholding in Shares issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to the Participant unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by the Participant within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 10.5 of the Plan.

References to “withholding tax” in the Agreement shall include social insurance contributions including primary and secondary class 1 national insurance contributions.

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